Exhibit 10.2

SAFEGUARD SCIENTIFICS, INC.

150 N. Radnor Chester Rd.

STE F-200

Radnor, PA 19087

This letter (hereinafter the “Agreement”) is made and entered into as of December 15, 2023, by and between Safeguard Scientifics, Inc. (“Safeguard”) and Eric Salzman (“Employee”).

1. Background and Consideration.

(a)	As used in this Agreement, any reference to Safeguard shall include its predecessors and successors and, in their capacities as such, all of its present, past, and future directors, officers, employees, attorneys, insurers, agents and assigns; and any reference to Employee shall include, in their capacities as such, his attorneys, heirs, administrators, representatives, agents and assigns.

(b)	Employee and Safeguard agree that Employee’s employment with Safeguard shall terminate on December 31, 2023 (“Termination Date”) and Employee hereby resigns from all positions with Safeguard and its subsidiaries and other companies in which Safeguard holds an interest effective as of the Termination Date. This Agreement will set forth the terms and conditions of the termination of Employee’s employment with Safeguard.

(c)	If Employee signs this Agreement, agreeing to be bound by the general release in Paragraph 2 below, including the other terms and conditions of this Agreement described below, Employee will be entitled, as applicable, to receive the separation amounts from Safeguard and benefits described below following the execution and non-revocation of this Agreement (the “Consideration”), subject to Safeguard’s standard payroll practices, including applicable deductions and withholdings:

i.	125,000 of the 125,000 performance-based restricted stock units granted to you, each representing a right to receive one share shares of Safeguard’s common stock, will vest and become payable based in accordance with the criteria outlined in that certain Restricted Stock Unit Grant Agreement between you and Safeguard, dated March 15, 2023.

ii.	Any continuation of insurance coverages upon a separation of employment shall be available to Employee at Employee’s cost as currently provided for under such plans.

iii.	Your medical and dental insurance and other health and welfare plan benefits will terminate on the date of termination of your employment. Your COBRA notice will be given and benefit conversion privileges will begin the first day after termination of your employment. You will receive up to six months’ continued coverage under Safeguard’s medical and health plans (not including dental coverage), which coverage will run concurrent with the coverage provided under Section 4980B of the Internal Revenue Code of 1986, as amended from time to time.

iv.	A lump sum payment equal to the cost that would be incurred by Safeguard, as reasonably determined by Safeguard, to waive the applicable premium otherwise payable for COBRA continuation coverage for you (and, to the extent covered immediately prior to the date of your termination, your spouse and dependents) with respect to dental insurance for a period of six months following the date of your termination, which such total amount shall be $1,000.

v.	Any continuation of other insurance coverages upon a separation of employment shall be available to Employee at Employee’s cost as currently provided for under such plans.

vi.	All such medical and dental benefits described above shall terminate immediately upon your commencement of full-time employment with any other employer during the period through June 30, 2024, and you agree to provide us notice no less than 10 days prior to such commencement of employment.

vii.	Employee may retain the laptop computer issued to him by Safeguard, subject to Safeguard removing such information from such laptop as Safeguard may determine in its sole discretion.

(d)	Employee will not be eligible for the Consideration described in this Paragraph 1 unless: (i) Safeguard has received an executed copy of this Agreement; and (ii) Employee complies with the terms of this Agreement.

(e)	Whether or not Employee signs this Agreement, (a) Employee will be paid for all time worked, including any benefits accrued, up to and including the Termination Date; (b) Employee’s last day of employment with Safeguard is the Termination Date; and (c) Employee’s eligibility to participate in all Company-sponsored plans that are governed by Employee Retirement Income Security Act or 1974, as amended (“ERISA”) will end effective on the Termination Date or such date as may otherwise be set forth in such plans. For the avoidance of doubt, Employee shall remain eligible for any matching contributions under the Company’s 401(k) plan that may be required pursuant to such plan terms through the Termination Date.

2. General Release.

(a)	Employee, for and in consideration of the special benefits offered to him by Safeguard specified herein and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Safeguard, of and from any and all waivable causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Employee ever had, now has, or hereafter may have or which Employee’s heirs, executors or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of Employee’s employment with Safeguard to the date of this Agreement, and particularly, but without limitation, any claims arising from or relating in any way to Employee’s employment or the termination of Employee’s employment relationship with Safeguard, including, but not limited to, any claims arising under any federal, state, or local laws, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., (“Title VII”), the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq. (the “ADEA”) as amended by the Older Worker Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq. (“ADA”), ERISA, Sarbanes-Oxley Act of 2002, the Equal Pay Act, the Family and Medical Leave Act (“FMLA”), the Worker Adjustment and Retraining Notification Act, the Pennsylvania Whistleblower Law, if applicable, the Pennsylvania Wage Payment and Collection Law, Pa. Stat. Ann. tit. 43 §§ 260.1-260.11a (“WPCL”), the Pennsylvania Human Relations Act, 43 P.S. § 951 et seq. (the “PHRA”), the Pennsylvania pregnancy, Childbirth and Childrearing Law, if applicable, and any and all other federal, state or local laws, regulations, ordinances or public policies and any common law claims now or hereafter recognized, including claims for wrongful discharge, slander and defamation, as well as all claims for counsel fees and costs; provided, however, that the Employee does not release or discharge Safeguard from any of its continuing obligations to him expressly set forth in this Agreement, claims for benefits (not including severance benefits) under Safeguard’s employee welfare benefit plans and employee pension benefit plans, subject to the terms and conditions of those plans or the Employee’s rights as a shareholder of Safeguard or to indemnification as an officer and director of Safeguard (including any D&O insurance coverage).

(b)	By signing this Agreement, Employee represents that Employee has not commenced any proceeding against Safeguard in any forum (administrative or judicial) concerning Employee’s employment or the termination thereof. Employee further promises not to initiate a lawsuit or to bring any other claim against the other arising out of or in any way related to Employee’s employment by the Company or the termination of that employment. This Agreement will not prevent Employee from filing a charge with the Equal Employment Opportunity Commission (or similar state agency) or participating in any investigation conducted by the Equal Employment Opportunity Commission (or similar state agency); provided, however, that any claims by Employee for personal relief in connection with such a charge or investigation (such as reinstatement or monetary damages) would be barred. If Employee’s employment with Safeguard has been terminated on or before the date of this Agreement, Employee further acknowledges that Employee was given sufficient notice under the Worker Adjustment and Retraining Notification Act (the “WARN Act”) and that the termination of Employee’s employment does not give rise to any claim or right to notice, or pay or benefits in lieu of notice under the WARN Act. In the event any WARN Act issue does exist or arises in the future, Employee agrees and acknowledges that the payments and benefits set forth in this Agreement shall be applied to any compensation or benefits in lieu of notice required by the WARN Act, provided that any such offset shall not impair or affect the validity of any provision of this Agreement.

(c)	Employee agrees that in the event of a breach of any of the terms of this Agreement, Safeguard shall be entitled to recover attorneys’ fees and costs in an action to prosecute such breach, in addition to compensatory damages, and may cease to make any payments then due under this Agreement.

(d)	Notwithstanding the terms of any other agreements entered into by Safeguard and Employee prior to the date hereof, but subject to any written agreement entered into by Safeguard and Employee after the date hereof, Employee acknowledges that Safeguard’s obligations under this Agreement are the only obligations of Safeguard or its affiliates in connection with the matters described herein and therein.

(e)	Employee agrees and acknowledges that this Agreement is not and shall not be construed to be an admission by Safeguard of any violation of any federal, state or local statue, ordinance or regulation or of any duty owed by Safeguard to Employee.

3. Confidentiality; Non-Disparagement.

(a)	Except to the extent required by law, including SEC disclosure requirements, and as set forth in subsection (e) below, Safeguard and Employee agree that the terms of this Agreement will be kept confidential by both parties, except that Employee may advise his family and confidential advisors, and Safeguard may advise those people needing to know to implement the above terms. However, Employee and Safeguard agree that nothing in this Agreement prevents or prohibits Employee from (i) making any disclosure of relevant and necessary information or documents in connection with any charge, action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; (ii) participating, cooperating, or testifying in any charge, action, investigation, or proceeding with, or providing information to, any self-regulatory organization, governmental agency or legislative body, and/or pursuant to the Sarbanes-Oxley Act, or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization. To the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, Employee agrees to give prompt written notice to Safeguard so as to permit it to protect its interests in confidentiality to the fullest extent possible.

(b)	Employee acknowledges and agrees that he is bound by the confidentiality provisions and intellectual property provisions of the prior employment agreements entered into by Safeguard and Employee or referenced in such agreements, and that such terms remain in full force and effect.

(c)	Employee represents that Employee has not taken, used or knowingly permitted to be used any confidential or proprietary notes, memorandum, reports, list, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature relating to any matter within the scope of the business of Safeguard or its affiliated or parent companies or concerning any of its dealings or affairs otherwise than for the benefit of Safeguard. Employee shall not, after the termination of Employee’s employment, use or knowingly permit to be used any such notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of Safeguard and that immediately upon the termination of Employee’s employment, Employee shall deliver all of the foregoing, and all copies thereof, to Safeguard, at its main office. The provisions of this Section 3(c) shall not restrict Employee from performing services for Safeguard after the date hereof pursuant to a written agreement between Safeguard and Employee.

(d)	In accordance with normal ethical and professional standards, Safeguard and Employee agree that they shall not in any way engage in any conduct or make any statement that would defame or disparage the other, or make to, or solicit for, the media or others, any comments, statements (whether written or oral), and the like that may be considered to be derogatory or detrimental to the good name or business reputation of either party. It is understood and agreed that Safeguard’s obligation under this paragraph extends only to the conduct of Safeguard’s executive officers and directors. The only exception to the foregoing shall be in those circumstances in which Employee or Safeguard is obligated to provide information in response to an investigation by a duly authorized governmental entity or in connection with legal proceedings.

(e)	Nothing in this Agreement restricts or prohibits Employee from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Employee is waiving his right to receive any individual monetary relief from Safeguard or any others covered by the Released Claims resulting from such claims or conduct, regardless of whether Employee or another party has filed them, and in the event Employee obtains such monetary relief Safeguard will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Employee’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Employee does not need the prior authorization of Safeguard to engage in conduct protected by this paragraph, and Employee does not need to notify Safeguard that he has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Pursuant to the Defend Trade Secrets Act of 2016, Employee will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of Safeguard or any of its affiliates that is made by Employee (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4. Indemnity and Assistance.

(a)	This Agreement shall not release Safeguard, or any of its insurance carriers, from any obligation it or they might otherwise have to defend and/or indemnify Employee and hold harmless any other director or officer and Safeguard hereby affirms its obligation to provide indemnification to Employee as a director, officer, observer or former director, officer or observer of Safeguard or any of its affiliates or portfolio companies, as the case may be, as set forth in Safeguard’s bylaws and charter documents or in any indemnification agreement between Employee and Safeguard.

(b)	Employee agrees that Employee will personally provide reasonable assistance and cooperation to Safeguard, in the manner and for the compensation reasonably agreed to by Safeguard and Employee, in activities related to the prosecution or defense of any pending or future lawsuits or claims involving Safeguard.

5. General.

(a)	Employee acknowledges and agrees that Employee has 21 days to consider this Agreement, and that Employee has been advised by Safeguard, in writing, to consult with Employee’s attorney before signing this Agreement, and that Employee had discussed this matter with Employee’s attorney before signing it. Employee further acknowledges that Safeguard has advised Employee that he or she may revoke this Agreement for a period of 7 calendar days after it has been executed, with the understanding that Safeguard has no obligations under this Agreement until the seven-day period has passed. If the seventh day is a weekend or national holiday, Employee will have until the next business day to revoke. Any revocation must be in writing and sent via email to Safeguard’s Chairman of the Board of Directors at jmanko@thehortonfund.com.

(b)	Employee has carefully read and fully understands all of the provisions of this Agreement which set forth the entire agreement between him and Safeguard with respect to the subject matter hereto, and he acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.

(c)	This Agreement is made in the Commonwealth of Pennsylvania and shall be interpreted under the laws thereof. Its language shall be construed as a whole, to give effect to its fair meaning and to preserve its enforceability.

(d)	Employee agrees that any breach of this Agreement by Employee will cause irreparable damage to Safeguard and that in the event of such breach Safeguard shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of Employee’s obligations hereunder.

(e)	No term or condition set forth in this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and an officer of Safeguard.

(f)	Any waiver by Safeguard of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

(g)	Each covenant, paragraph and division of this Agreement is intended to be severable and distinct, and if any paragraph, subparagraph, provision or term of this Agreement is deemed to be unlawful or unenforceable, such a determination will not impair the legitimacy or enforceability of any other aspect of the Agreement.

(h)	This Agreement is intended to be for the benefit of, and shall be enforceable by, Safeguard. Except as provided in the prior sentence, this Agreement is not intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity other than the parties hereto and their respective heirs, representatives, successors and permitted assigns.

(i)	This Agreement is not to be construed as an admission of any violation of any federal, state or local statute, ordinance or regulation or of any duty owed by Safeguard to Employee. There have been no such violations, and Safeguard specifically denies any such violations.

(j)	This Agreement may be executed, including execution by facsimile signature, in multiple counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

/s/ Eric Salzman
Eric Salzman

Safeguard Scientifics, Inc.

By:	/s/ Joseph M. Manko, Jr.
Joseph M. Manko, Jr.
Chairman of the Board of Directors

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